Exhibit 10.8

Amendment No.1

To

Amended and Restated

Specialty Program Business and Insurance Risk Sharing Business

Quota Share Reinsurance Agreement

This is Amendment Number 1 (this “Amendment”), dated as of the date set forth below to the Amended and Restated Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement (“Agreement”), dated August 30, 2006, by and among Tower Insurance Company of New York and Tower National Insurance Company (collectively the “Company”) and CastlePoint Reinsurance Company, Ltd. (“Reinsurer”), effective as of April 1, 2006.

RECITALS

A.                                   The parties entered into the Agreement effective as of April 1, 2006, whereby the Reinsurer agreed to reinsure Specialty Program Business and Insurance Risk Sharing Business written by the Company subject to the terms and conditions as set forth in the Agreement.

B.                                     The parties now desire to further amend the Agreement in accordance with paragraph B of Article XXIV of the Agreement.

Now therefore, in consideration of the foregoing, of the mutual covenants and undertakings as set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendment

A.           Effective April 1, 2006, Article V, Exclusions, paragraph K is revised to read as follows:

“Pollution loss or liability excluded by the provisions of the applicable ISO Pollution Exclusionary language drafted by the Company in use at the time the policy involved is written or renewed and where available per filed rule and not precluded by regulatory constraint.  Further, the Reinsurers agree that this exclusion shall not apply in any case where the Company has included such language in an original policy and/or as an endorsement to an original policy but has sustained a loss as a result of such exclusionary language being declared invalid or inapplicable by a court of law.”

B.             Effective January 1, 2007, Tower National Insurance Company shall be neither a party nor a company within the definition of Company and shall not cede any premiums or losses directly to the Reinsurer.

C.             The first sentence of Article III, paragraph A, shall read “This Agreement is effective 12:01 a.m., Eastern Standard Time, April 1, 2006 (the Effective Date”) and shall have a term of four (4) years.

2.                                                               Miscellaneous

A.         Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect without modification thereto.

B.          This Amendment may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

C.          This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed according to the laws of the State of New York, exclusive of the rules with respect to conflict of laws.

IN WITNESS WHEREOF, the Company and the Reinsurer have caused this Agreement to be executed.

TOWER INSURANCE COMPANY OF NEW YORK

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:	Senior Vice President and Chief Financial Officer
Date:	January 11, 2007

TOWER NATIONAL INSURANCE COMPANY

By:	/s/ Francis M. Colalucci
Name:	Francis M. Colalucci
Title:	Senior Vice President and Chief Financial Officer
Date:	January 11, 2007

CASTLEPOINT REINSURANCE COMPANY, LTD.

By:	/s/ Joel S. Weiner
Name:	Joel S. Weiner
Title:	Senior Vice President and Chief Financial Officer
Date:	January 11, 2007